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                     May 2, 2024

       Fahmi Karam
       Chief Financial Officer
       Upbound Group, Inc.
       5501 Headquarters Drive
       Plano, TX 75024

                                                        Re: Upbound Group, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2023
                                                            File No. 001-38047

       Dear Fahmi Karam:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services